UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event report): February 5, 2004

DEVON ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	000-30176 (Commission File Number)	73-1567067 (IRS Employer Identification Number)

20 NORTH BROADWAY, OKLAHOMA CITY, OK (Address of Principal Executive Offices)	73102 (Zip Code)

Registrant’s telephone number, including area code: (405) 235-3611

Item 5. Other Events and Required FD Disclosure
SIGNATURES

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

Item 5. Other Events and Required FD Disclosure

     On February 5, 2004, Devon Energy Corporation released the following forward-looking estimates.

Definitions

     The following discussion includes references to various abbreviations relating to volumetric production terms and other defined terms. These definitions are as follows:

“AECO” means the price of gas delivered onto the NOVA Gas Transmission Ltd. System.
“Bbl” or “Bbls” means barrel or barrels.
“Bcf” means billion cubic feet.
“Boe” means barrel of oil equivalent, determined by using the ratio of one Bbl of oil or NGLs to six Mcf of gas.
“Brent” means pricing point for selling North Sea crude oil.
“Btu” means British thermal units, a measure of heating value.
“Inside FERC” refers to the publication Inside F.E.R.C.’s Gas Market Report.
“LIBOR” means London Interbank Offered Rate.
“MMBbls” means one million Bbls.
“MMBoe” means one million Boe.
“MMBtu” means one million Btu.
“Mcf” means one thousand cubic feet.
“NGL” or “NGLs” means natural gas liquids.
“NYMEX” means New York Mercantile Exchange.
“Oil” includes crude oil and condensate

Forward-Looking Estimates

     The forward-looking statements provided in this discussion are based on management’s examination of historical operating trends, the information which was used to prepare the December 31, 2003 reserve reports and other data in Devon’s possession or available from third parties. Devon cautions that its future oil, natural gas and NGL production, revenues and expenses are subject to all of the risks and uncertainties normally incident to the exploration for and development, production and sale of oil, gas and NGLs. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as outlined below.

     Additionally, Devon cautions that its future marketing and midstream revenues and expenses are subject to all of the risks and uncertainties normally incident to the marketing and midstream business. These risks include, but are not limited to, price volatility, environmental risks, regulatory changes, the uncertainty inherent in estimating future processing volumes and pipeline throughput, cost of goods and services and other risks as outlined below.

     Also, the financial results of Devon’s foreign operations are subject to currency exchange rate risks. Additional risks are discussed below in the context of line items most affected by such risks.

     A summary of these forward-looking estimates is included at the end of this document.

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

     Specific Assumptions and Risks Related to Price and Production Estimates Prices for oil, natural gas and NGLs are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and worldwide economic conditions, weather and other local market conditions. These factors are beyond Devon’s control and are difficult to predict. In addition to volatility in general, Devon’s oil, gas and NGL prices may vary considerably due to differences between regional markets, transportation availability and costs and demand for the various products derived from oil, natural gas and NGLs. Substantially all of Devon’s revenues are attributable to sales, processing and transportation of these three commodities. Consequently, Devon’s financial results and resources are highly influenced by price volatility.

     Estimates for Devon’s future production of oil, natural gas and NGLs are based on the assumption that market demand and prices for oil, gas and NGLs will continue at levels that allow for profitable production of these products. There can be no assurance of such stability. Also, Devon’s international production of oil, natural gas and NGLs is governed by payout agreements with the governments of the countries in which Devon operates. If the payout under these agreements is attained earlier than projected, Devon’s net production and proved reserves in such areas could be reduced.

     Estimates for Devon’s future processing and transport of oil, natural gas and NGLs are based on the assumption that market demand and prices for oil, gas and NGLs will continue at levels that allow for profitable processing and transport of these products. There can be no assurance of such stability.

     The production, transportation, processing and marketing of oil, natural gas and NGLs are complex processes which are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events including, but not limited to, hurricanes, and numerous other factors. The following forward-looking statements were prepared assuming demand, curtailment, producibility and general market conditions for Devon’s oil, natural gas and NGLs during 2004 will be substantially similar to those of 2003, unless otherwise noted.

     Unless otherwise noted, all of the following dollar amounts are expressed in U.S. dollars. Amounts related to Canadian operations have been converted to U.S. dollars using a projected average 2004 exchange rate of $0.7600 U.S. dollar to $1.00 Canadian dollar. The actual 2004 exchange rate may vary materially from this estimate. Such variations could have a material effect on the following estimates.

     Though Devon has completed several major property acquisitions and dispositions in recent years, these transactions are opportunity driven. Thus, the following forward-looking data excludes the financial and operating effects of potential property acquisitions or divestitures during the year 2004.

Geographic Reporting Areas for 2004

     The following estimates of production, average price differentials and capital expenditures are provided separately for each of the following geographic areas:

•	the United States Onshore;

•	the United States Offshore, which encompasses all oil and gas properties in the Gulf of Mexico;

•	Canada; and

•	International, which encompasses all oil and gas properties that lie outside of the United States and Canada.

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

Year 2004 Potential Operating Items

     Oil, Gas and NGL Production Set forth in the following paragraphs are individual estimates of Devon’s oil, gas and NGL production for 2004. On a combined basis, Devon estimates its 2004 oil, gas and NGL production will total between 256 and 261 MMBoe. Of this total, approximately 95% is estimated to be produced from reserves classified as “proved” at December 31, 2003.

     Oil Production Devon expects its oil production in 2004 to total between 78 and 80 MMBbls. Of this total, approximately 97% is estimated to be produced from reserves classified as “proved” at December 31, 2003. The expected ranges of production by area are as follows:

(MMBbls)
United States Onshore	15 to 15
United States Offshore	18 to 19
Canada	14 to 14
International	31 to 32

     Oil Prices — Fixed Through various price swaps, Devon has fixed the price it will receive in 2004 on a portion of its oil production. The following table includes information on this fixed-price production by area. Where necessary, the prices have been adjusted for certain transportation costs that are netted against the prices recorded by Devon.

	Bbls/Day	Price/Bbl	Months of Production

United States Onshore	11,000	$27.51	Jan - Dec
United States Offshore	18,000	$27.16	Jan - Dec
Canada	15,000	$27.53	Jan - Dec
International	20,000	$26.03	Jan - Dec

     Oil Prices — Floating Devon’s 2004 average prices for each of its areas are expected to differ from the NYMEX price as set forth in the following table. The NYMEX price is the monthly average of settled prices on each trading day for West Texas Intermediate crude oil delivered at Cushing, Oklahoma.

Expected Range of Oil Prices
Less than NYMEX Price

United States Onshore	($3.00) to ($2.00)
United States Offshore	($4.50) to ($2.50)
Canada	($6.50) to ($4.50)
International	($5.50) to ($3.00)

     Devon has also entered into costless price collars that set a floor and ceiling price for a portion of its 2004 oil production that is otherwise subject to floating prices. The floor and ceiling prices related to domestic and Canadian oil production are based on the NYMEX price. The floor and ceiling prices related to international oil production are based on the Brent price. If the NYMEX or Brent price is outside of the ranges set by the floor and ceiling prices in the various collars, Devon and the counterparty to the collars will settle the difference. Any such settlements will either increase or decrease Devon’s oil revenues for the period. Because Devon’s oil volumes are often sold at prices that differ from the NYMEX or Brent price due to differing quality (i.e., sweet crude versus sour crude) and transportation costs from different geographic areas, the floor and ceiling prices of the various collars do not reflect actual limits of Devon’s realized prices for the production volumes related to the collars.

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

     The international oil prices shown in the following table have been adjusted to a NYMEX-based price, using Devon’s estimates of 2004 differentials between NYMEX and the Brent price upon which the collars are based.

     To simplify presentation, Devon’s costless collars as of December 31, 2003, have been aggregated in the following table according to similar floor prices and similar ceiling prices. The floor and ceiling prices shown are weighted averages of the various collars in each aggregated group.

		Weighted Average

		Floor	Ceiling
		Price	Price	Months of
Area (Range of Floor Prices/Range of Ceiling Prices)	Bbls/Day	Per Bbl	Per Bbl	Production

United States Onshore
($20.00 - $21.50 / $26.50 - $27.90)	3,000	$20.83	$27.43	Jan - Dec
($20.00 - $22.00 / $28.35 - $29.75)	6,000	$21.42	$29.25	Jan - Dec
($22.00 - $22.00 / $30.10 - $30.60)	2,000	$22.00	$30.35	Jan - Dec
United States Offshore
($20.00 - $22.00 / $27.55 - $29.75)	6,000	$21.42	$28.75	Jan - Dec
($22.00 - $22.00 / $30.00 - $31.40)	7,000	$22.00	$30.74	Jan - Dec
Canada
($20.00 - $21.50 / $26.50 - $27.70)	3,000	$20.50	$27.07	Jan - Dec
($20.00 - $22.00 / $28.00 - $29.20)	5,000	$21.10	$28.69	Jan - Dec
($22.00 - $22.00 / $29.80 - $32.35)	8,000	$22.00	$31.14	Jan - Dec
International
($22.31 - $22.31 / $30.11 - $31.51)	27,000	$22.31	$30.82	Jan - Dec
($22.31 - $22.31 / $31.56 - $32.81)	10,000	$22.31	$31.96	Jan - Dec

     Gas Production Devon expects its 2004 gas production to total between 936 Bcf and 948 Bcf. Of this total, approximately 93% is estimated to be produced from reserves classified as “proved” at December 31, 2003. The expected ranges of production by area are as follows:

(Bcf)
United States Onshore	489 to 494
United States Offshore	148 to 150
Canada	292 to 297
International	7 to 7

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

     Gas Prices — Fixed Through various price swaps and fixed-price physical delivery contracts, Devon has fixed the price it will receive in 2004 on a portion of its natural gas production. The following table includes information on this fixed-price production by area. Where necessary, the prices have been adjusted for certain transportation costs that are netted against the prices recorded by Devon, and the prices have also been adjusted for the Btu content of the gas hedged.

	Mcf/Day	Price/Mcf	Months of Production

United States Onshore	8,435	$3.10	Jan - Dec
Canada	43,578	$2.76	Jan - Jun
Canada	41,920	$2.79	Jul - Dec

     Gas Prices — Floating For the natural gas production for which prices have not been fixed, Devon’s 2004 average prices for each of its areas are expected to differ from the NYMEX price as set forth in the following table. The NYMEX price is determined to be the first-of-month South Louisiana Henry Hub price index as published monthly in Inside FERC.

Expected Range of Gas Prices
Less Than NYMEX Price

United States Onshore	($0.80) to ($0.30)
United States Offshore	($0.25) to ($0.05)
Canada	($1.10) to ($0.60)
International	($3.00) to ($2.00)

     Devon has also entered into costless price collars that set a floor and ceiling price for a portion of its 2004 natural gas production that otherwise is subject to floating prices. If the applicable monthly price indices are outside of the ranges set by the floor and ceiling prices in the various collars, Devon and the counterparty to the collars will settle the difference. Any such settlements will either increase or decrease Devon’s gas revenues for the period. Because Devon’s gas volumes are often sold at prices that differ from the related regional indices, and due to differing Btu contents of gas produced, the floor and ceiling prices of the various collars do not reflect actual limits of Devon’s realized prices for the production volumes related to the collars.

     The prices shown in the following table have been adjusted to a NYMEX-based price, using Devon’s estimates of 2004 differentials between NYMEX and the specific regional indices upon which the collars are based. The floor and ceiling prices related to the domestic collars are based on various regional first-of-the-month price indices as published monthly by Inside FERC. The floor and ceiling prices related to the Canadian collars are based on the AECO index as published by the Canadian Gas Price Reporter.

     To simplify presentation, Devon’s costless collars have been aggregated in the following table according to similar floor prices and similar ceiling prices. The floor and ceiling prices shown are weighted averages of the various collars in each aggregated group.

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

		Weighted
		Average

		Floor	Ceiling
		Price	Price
	MMBtu/	per	per	Months of
Area (Range Of Floor Prices/Range of Ceiling Prices)	Day	MMBtu	MMBtu	Production

United States Onshore
($3.32 - $4.22 / $4.97 - $6.37)	110,000	$3.77	$5.91	Jan - Dec
($3.32 - $4.47 / $6.47 - $7.35)	215,000	$4.10	$6.87	Jan - Dec
($3.32 - $4.00 / $7.45 - $7.85)	45,000	$3.54	$7.62	Jan - Dec
($3.50 - $4.07 / $8.02 - $8.86)	100,000	$3.61	$8.37	Jan - Dec
($4.00 - $4.15 / $7.00 - $7.00)	40,000	$4.06	$7.00	Jan - Jun
($4.02 - $4.03 / $6.98 - $6.99)	50,000	$4.03	$6.99	Jul - Dec
United States Offshore
($3.25 - $3.25 / $7.00 - $7.00)	10,000	$3.25	$7.00	Jan - Dec
($3.50 - $3.50 / $7.40 - $7.90)	50,000	$3.50	$7.74	Jan - Dec
($4.00 - $4.00 / $7.43 - $8.80)	130,000	$4.00	$7.71	Jan - Dec
($4.00 - $4.12 / $7.00 - $7.00)	60,000	$4.07	$7.00	Jan - Jun
($4.00 - $4.00 / $7.00 - $7.00)	50,000	$4.00	$7.00	Jul - Dec
Canada
($4.10 - $4.21 / $6.46 - $7.07)	60,000	$4.18	$6.76	Jan - Dec
($4.06 - $4.59 / $7.17 - $7.94)	140,000	$4.29	$7.51	Jan - Dec
($3.98 - $4.13 / $8.43 - $8.75)	60,000	$4.04	$8.63	Jan - Dec
($3.96 - $4.25 / $9.14 - $9.64)	70,000	$4.06	$9.33	Jan - Dec
($3.96 - $4.05 / $9.91 - $10.54)	25,000	$4.02	$10.37	Jan - Dec
($4.60 - $4.85 / $6.53 - $6.53)	90,000	$4.75	$6.53	Jan - Jun
($4.60 - $4.86 / $6.53 - $6.71)	70,000	$4.73	$6.61	Jul - Dec

     In the April 2003 Ocean merger, Devon assumed an obligation under a forward sale contract to deliver contractual quantities of 55,600 MMBtu per day in 2004. Under the terms of this forward sale, the purchaser is obligated to make additional payments in the event the spot price exceeds $3.00 per MMBtu in 2004. The spot price is based on a relevant regional first-of-the-month price index as published monthly by Inside FERC as determined by Devon. As part of the purchase price allocation, Devon recorded deferred revenues related to this forward gas sale based on the $3.00 price. These deferred revenues will be recognized during 2004. If the monthly spot prices exceed these prices, Devon will receive additional cash payments from the purchaser, which will also be recorded as gas revenues. Therefore, if the monthly spot prices for 2004 exceed $3.00 per MMBtu, Devon will recognize gas revenues on the related quantities at a floating market price, but will receive actual cash payments equal only to the difference between the floating market price and $3.00. If the monthly spot prices for 2004 are equal to or less than $3.00 per MMBtu, Devon will recognize gas revenues on the related quantities at a fixed price of $3.00, and will receive no cash consideration for the delivered quantities of gas.

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

     NGL Production Devon expects its 2004 production of NGLs to total between 22 MMBbls and 23 MMBbls. Of this total, 95% is estimated to be produced from reserves classified as “proved” at December 31, 2003. The expected ranges of production by area are as follows:

(MMBbls)
United States Onshore	16 to 17
United States Offshore	1 to 1
Canada	5 to 5

     Marketing and Midstream Revenues and Expenses Devon’s marketing and midstream revenues and expenses are derived primarily from its natural gas processing plants and natural gas transport pipelines. These revenues and expenses vary in response to several factors. The factors include, but are not limited to, changes in production from wells connected to the pipelines and related processing plants, changes in the absolute and relative prices of natural gas and NGLs, provisions of the contract agreements and the amount of repair and workover activity required to maintain anticipated processing levels.

     These factors, coupled with uncertainty of future natural gas and NGL prices, increase the uncertainty inherent in estimating future marketing and midstream revenues and expenses. Given these uncertainties, Devon estimates that 2004 marketing and midstream revenues will be between $1.07 billion and $1.14 billion, and marketing and midstream expenses will be between $860 million and $910 million.

     Production and Operating Expenses Devon’s production and operating expenses include lease operating expenses, transportation costs and production taxes. These expenses vary in response to several factors. Among the most significant of these factors are additions to or deletions from Devon’s property base, changes in production tax rates, changes in the general price level of services and materials that are used in the operation of the properties and the amount of repair and workover activity required. Oil, natural gas and NGL prices also have an effect on lease operating expenses and impact the economic feasibility of planned workover projects.

     Given these uncertainties, Devon estimates that 2004 lease operating expenses will be between $1.05 billion and $1.12 billion, transportation costs will be between $220 million and $230 million, and production taxes will be between 3.1% and 3.6% of consolidated oil, natural gas and NGL revenues, excluding revenues related to hedges upon which production taxes are not incurred.

     Depreciation, Depletion and Amortization (“DD&A”) The 2004 oil and gas property DD&A rate will depend on various factors. Most notable among such factors are the amount of proved reserves that will be added from drilling or acquisition efforts in 2004 compared to the costs incurred for such efforts, and the revisions to Devon’s year-end 2003 reserve estimates that, based on prior experience, are likely to be made during 2004.

     Given these uncertainties, oil and gas property related DD&A expense for 2004 is expected to be between $2.2 billion and $2.3 billion. Additionally, Devon expects its DD&A expense related to non-oil and gas property fixed assets to total between $120 million and $130 million. Based on these DD&A amounts and the production estimates set forth earlier, Devon expects its consolidated DD&A rate will be between $9.00 per Boe and $9.30 per Boe.

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

     Accretion of Asset Retirement Obligation As a result of the requirements of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, Devon expects its 2004 accretion of its asset retirement obligation to be between $40 million and $45 million.

     General and Administrative Expenses (“G&A”) Devon’s G&A includes the costs of many different goods and services used in support of its business. These goods and services are subject to general price level increases or decreases. In addition, Devon’s G&A varies with its level of activity and the related staffing needs as well as with the amount of professional services required during any given period. Should Devon’s needs or the prices of the required goods and services differ significantly from current expectations, actual G&A could vary materially from the estimate. Given these limitations, consolidated G&A in 2004 is expected to be between $305 million and $325 million.

     This estimate does not include the potential non-cash effect on G&A caused by changes in the value of investments of deferred compensation plans. Positive returns from these investments increase Devon’s G&A, while negative returns decrease G&A.

     Reduction of Carrying Value of Oil and Gas Properties Devon follows the full cost method of accounting for its oil and gas properties. Under the full cost method, Devon’s net book value of oil and gas properties, less related deferred income taxes (the “costs to be recovered”), may not exceed a calculated “full cost ceiling.” The ceiling limitation is the discounted estimated after-tax future net revenues from oil and gas properties plus the cost of properties not subject to amortization. The ceiling is imposed separately by country. In calculating future net revenues, current prices and costs are generally held constant indefinitely. The costs to be recovered are compared to the ceiling on a quarterly basis. If the costs to be recovered exceed the ceiling, the excess is written off as an expense. An expense recorded in one period may not be reversed in a subsequent period even though higher oil and gas prices may have increased the ceiling applicable to the subsequent period.

     Because the ceiling calculation dictates that prices in effect as of the last day of the applicable quarter are held constant indefinitely, and requires a 10% discount factor, the resulting value is not indicative of the true fair value of the reserves. Oil and natural gas prices have historically been cyclical and, on any particular day at the end of a quarter, can be either substantially higher or lower than Devon’s long-term price forecast that is a barometer for true fair value. Therefore, oil and gas property writedowns that result from applying the full cost ceiling limitation, and that are caused by fluctuations in price as opposed to reductions to the underlying quantities of reserves, should not be viewed as absolute indicators of a reduction of the ultimate value of the related reserves.

     Because of the volatile nature of oil and gas prices, it is not possible to predict whether Devon will incur a full cost writedown in future periods.

     Interest Expense Future interest rates, debt outstanding and oil, natural gas and NGL prices have a significant effect on Devon’s interest expense. Devon can only marginally influence the prices it will receive in 2004 from sales of oil, natural gas and NGLs and the resulting cash flow. These factors increase the margin of error inherent in estimating future interest expense. Other factors which affect interest expense, such as the amount and timing of capital expenditures, are within Devon’s control.

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

     The interest expense in 2004 related to Devon’s fixed-rate debt, including net accretion of related discounts, will be approximately $475 million. This fixed-rate debt removes the uncertainty of future interest rates from some, but not all, of Devon’s long-term debt. Devon’s floating rate debt is discussed in the following paragraphs.

     Devon has a 5-year term loan facility due in 2006 that bears interest at floating rates. Devon also has various debt instruments which have been converted to floating rate debt through the use of interest rate swaps. Devon’s floating rate debt is as follows:

Debt instrument	Face value	Floating rate

5-year term loan facility due in 2006	$535	LIBOR plus 100 basis points
4.375% senior notes due in 2007	$400	LIBOR plus 40 basis points
10.25% bond due in 2005	$236	LIBOR plus 711 basis points
8.05% senior notes due in 2004	$125	LIBOR plus 336 basis points
2.75% notes due in 2006	$500	LIBOR less 26.8 basis points
7.625% senior notes due in 2005	$125	LIBOR plus 237 basis points

     Based on Devon’s interest rate projections, interest expense on its floating rate debt, including net amortization of premiums, is expected to total between $45 million and $55 million in 2004.

     Devon’s interest expense totals have historically included payments of facility and agency fees, amortization of debt issuance costs, the effect of interest rate swaps not accounted for as hedges, and other miscellaneous items not related to the debt balances outstanding. Devon expects between $15 million and $20 million of such items to be included in its 2004 interest expense. Also, Devon expects to capitalize between $25 million and $30 million of interest during 2004.

     Based on the information related to interest expense set forth herein and assuming no material changes in Devon’s levels of indebtedness or prevailing interest rates, Devon expects its 2004 interest expense will be between $510 million and $520 million.

     Effects of Changes in Foreign Currency Rates Devon’s Canadian subsidiary has $400 million of fixed-rate senior notes which are denominated in U.S. dollars. Changes in the exchange rate between the U.S. dollar and the Canadian dollar during 2004 will increase or decrease the Canadian dollar equivalent balance of this debt. Such changes in the Canadian dollar equivalent balance of the debt are required to be included in determining net earnings for the period in which the exchange rate changes. Because of the variability of the exchange rate, it is difficult to estimate the effect which will be recorded in 2004. However, based on the December 31, 2003, Canadian-to-U.S. dollar exchange rate of $0.7738 and Devon’s forecast 2004 rate of $0.7600, Devon expects to record an expense of approximately $7 million. The actual 2004 effect will depend on the exchange rate as of December 31, 2004.

     Other Revenues Devon’s other revenues in 2004 are expected to be between $30 million and $35 million.

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

     Income Taxes Devon’s financial income tax rate in 2004 will vary materially depending on the actual amount of financial pre-tax earnings. The tax rate for 2004 will be significantly affected by the proportional share of consolidated pre-tax earnings generated by U.S., Canadian and International operations due to the different tax rates of each country. There are certain tax deductions and credits that will have a fixed impact on 2004’s income tax expense regardless of the level of pre-tax earnings that are produced. Given the uncertainty of its pre-tax earnings amount, Devon estimates that its consolidated financial income tax rate in 2004 will be between 25% and 45%. The current income tax rate is expected to be between 20% and 30%. The deferred income tax rate is expected to be between 5% and 15%. Significant changes in estimated capital expenditures, production levels of oil, gas and NGLs, the prices of such products, marketing and midstream revenues, or any of the various expense items could materially alter the effect of the aforementioned tax deductions and credits on 2004’s financial income tax rates.

Year 2004 Potential Capital Sources, Uses and Liquidity

     Capital Expenditures Though Devon has completed several major property acquisitions in recent years, these transactions are opportunity driven. Thus, Devon does not “budget”, nor can it reasonably predict, the timing or size of such possible acquisitions, if any.

     Devon’s capital expenditures budget is based on an expected range of future oil, natural gas and NGL prices as well as the expected costs of the capital additions. Should actual prices received differ materially from Devon’s price expectations for its future production, some projects may be accelerated or deferred and, consequently, may increase or decrease total 2004 capital expenditures. In addition, if the actual material or labor costs of the budgeted items vary significantly from the anticipated amounts, actual capital expenditures could vary materially from Devon’s estimates.

     Given the limitations discussed, the company expects its 2004 capital expenditures for drilling and development efforts, plus related facilities, to total between $2.14 billion and $2.54 billion. These amounts include between $510 million and $550 million for drilling and facilities costs related to reserves classified as proved as of year-end 2003. In addition, these amounts include between $950 million and $1.2 billion for other low risk/reward projects and between $680 million and $760 million for new, higher risk/reward projects. Low risk/reward projects include development drilling that does not offset currently productive units and for which there is not a certainty of continued production from a known productive formation. Higher risk/reward projects include exploratory drilling to find and produce oil or gas in previously untested fault blocks or new reservoirs.

     The following table shows expected drilling and facilities expenditures by geographic area.

Drilling and Production Facilities Expenditures

	United	United
	States	States		Inter-
	Onshore	Offshore	Canada	national	Total

($ in millions)
Related to Proved Reserves	$270-$280	$130-$140	$40-$ 50	$70-$ 80	$510-$ 550
Lower Risk/Reward Projects	$405-$560	$95-$110	$400-$500	$50-$ 60	$950-$1,230
Higher Risk/Reward Projects	$95-$105	$235-$255	$250-$280	$100-$120	$680-$ 760

Total	$770-$945	$460-$505	$690-$830	$220-$260	$2,140-$2,540

     In addition to the above expenditures for drilling and development, Devon expects to spend between $90 million to $100 million on its marketing and midstream assets, which include its oil pipelines, gas processing plants, CO2 removal facilities and gas transport pipelines. Devon also

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

expects to capitalize between $160 million and $170 million of G&A expenses in accordance with the full cost method of accounting and to capitalize between $25 million and $30 million of interest. Devon also expects to pay between $40 million and $45 million for plugging and abandonment charges, and to spend between $90 million and $100 million for other non-oil and gas property fixed assets.

     Other Cash Uses Devon’s management expects the policy of paying a quarterly common stock dividend to continue. With the current $0.05 per share quarterly dividend rate and 237 million shares of common stock outstanding in January 2004, dividends are expected to approximate $47 million. Also, Devon has $150 million of 6.49% cumulative preferred stock upon which it will pay $10 million of dividends in 2004.

     Capital Resources and Liquidity Devon’s estimated 2004 cash uses, including its drilling and development activities, are expected to be funded primarily through a combination of working capital and operating cash flow, with the remainder, if any, funded with borrowings from Devon’s credit facilities. The amount of operating cash flow to be generated during 2004 is uncertain due to the factors affecting revenues and expenses as previously cited. However, Devon expects its combined capital resources to be more than adequate to fund its anticipated capital expenditures and other cash uses for 2004. As of December 31, 2003, Devon has $790 million available under its $1 billion of credit facilities, net of $210 million of outstanding letters of credit. If significant acquisitions or other unplanned capital requirements arise during the year, Devon could utilize its existing credit facilities and/or seek to establish and utilize other sources of financing.

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

Summary of 2004 Forward-Looking Estimates

Oil Production	Range

(MMBbls)	Low	High

US Onshore	15	15
US Offshore	18	19
Canada	14	14
International	31	32

Total	78	80

Gas Production	Range

(BCF)	Low	High

US Onshore	489	494
US Offshore	148	150
Canada	292	297
International	7	7

Total	936	948

	Less Than NYMEX

Oil Floating Price
Differentials	Range

($/Bbl)	Low	High

US Onshore	($3.00)	($2.00)
US Offshore	($4.50)	($2.50)
Canada	($6.50)	($4.50)
International	($5.50)	($3.00)

	Less Than NYMEX

Gas Floating Price
Differentials	Range

($/MCF)	Low	High

US Onshore	($0.80)	($0.30)
US Offshore	($0.25)	($0.05)
Canada	($1.10)	($0.60)
International	($3.00)	($2.00)

NGLs Production	Range

(MMBbls)	Low	High

US Onshore	16	17
US Offshore	1	1
Canada	5	5
International	—	—

Total	22	23

Total Production	Range

(MMBOE)	Low	High

US Onshore	112	114
US Offshore	44	45
Canada	68	69
International	32	33

Total	256	261

Midstream &
Marketing	Range

($ in millions)	Low	High

Revenues	$1,070	$1,140
Expenses	$860	$910

Margin	$210	$230

Production & Operating
Expenses	Range

($ in millions)	Low	High

LOE	$1,050	$1,120
Transportation	$220	$230
Production taxes	3.10%	3.60%

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

Summary of 2004 Forward-looking Estimates (Continued)

DD&A	Range

($ in millions)	Low	High

Oil & gas DD&A	$2,200	$2,300
Non-oil & gas DD&A	$120	$130
Total/Boe	$9.00	$9.30

Other Items	Range

($ in millions)	Low	High

G&A	$305	$325
Interest expense	$510	$520
Other revenues	$30	$35
Accretion of asset retirement obligation	$40	$45

Income Taxes	Range

	Low	High

Current	20%	30%
Deferred	5%	15%

Total	25%	45%

	Related to Proved
	Reserves

Drilling & Facilities Expenditures	Range

($ in millions)	Low	High

US Onshore	$270	$280
US Offshore	$130	$140
Canada	$40	$50
International	$70	$80

Total	$510	$550

	Higher Risk/Reward
	Projects

Drilling & Facilities Expenditures	Range

($ in millions)	Low	High

US Onshore	$95	$105
US Offshore	$235	$255
Canada	$250	$280
International	$100	$120

Total	$680	$760

	Lower Risk/Reward
	Projects

Drilling & Facilities Expenditures	Range

($ in millions)	Low	High

US Onshore	$405	$560
US Offshore	$95	$110
Canada	$400	$500
International	$50	$60

Total	$950	$1,230

	Total

Drilling & Facilities Expenditures	Range

($ in millions)	Low	High

US Onshore	$770	$945
US Offshore	$460	$505
Canada	$690	$830
International	$220	$260

Total	$2,140	$2,540

Other Capital	Range

($ in millions)	Low	High

Marketing & midstream	$90	$100
Capitalized G&A	$160	$170
Capitalized interest	$25	$30
Plugging & abandonment	$40	$45
Other non-oil & gas assets	$90	$100

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEVON ENERGY CORPORATION

By:	/s/ Danny J. Heatly

Danny J. Heatly Vice President — Accounting

Date: February 5, 2004